Attachment- Question 77D

         The following changes to the non-fundamental investment policies of the Fund and additional investment strategies have been implemented.

              1. The Fund may write put options on securities and foreign currencies with total market value not exceeding 5% of total assets.

              2. The policy that limits the value of the underlying securities on which covered call options are written to 35% of the total assets of the Fund has been eliminated.

              3. The Fund has begun using  portfolio  securities  (as opposed to
cash  or  cash  equivalents)  to  satisfy  asset  segregation   requirements  in
connection with certain trading practices.

              4. The policy which allows the Fund to invest up to 5% of its total assets in Eastern European equity securities or warrants has been amended to allow the Fund to invest up to 10% of its total assets in such instruments and the definition of Eastern Europe was expanded to include the Newly Independent States of the ex-Soviet Union.

               5. The Fund may both purchase and sell interest rate futures contracts that are traded on regulated exchanges, including non-U.S. exchanges to the extent permitted by the U.S. Commodity Futures Trading Commission.